CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Wellington Funds of our reports dated January 19, 2024, relating to the financial statements and financial highlights, which appear in Vanguard Short-Term Tax-Exempt Bond ETF, Vanguard U.S. Minimum Volatility ETF, Vanguard U.S. Momentum Factor ETF, Vanguard U.S. Multifactor ETF, Vanguard U.S. Multifactor Fund, Vanguard U.S. Quality Factor ETF, Vanguard U.S. Value Factor ETF, and Vanguard Wellington™ Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2023. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania March 25, 2024